Exhibit 4.1

Execution Version

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (AS AMENDED, THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.5 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	Angel Studios,Inc., a Delaware corporation (the “Company”)

Number of Shares:	10,935

Type/Series of Stock:	Class C Common Stock of the Company (“Class C Common Stock”)

Warrant Price:	$39.00

Issue Date:	September 8, 2025

Expiration Date:	September 8, 2035; provided, however, if an initial, underwritten public offering and sale of the Company’s common stock pursuant to an effective registration statement under the Securities Act is consummated or its common stock is first traded by the general public on such national securities exchange (the “IPO”) on or before September 8, 2035, or if the Company otherwise has a class of stock that becomes publicly traded on a national securities exchange (such as by completing a de-SPAC Transaction (as defined below) or completing a direct listing with a SPAC leading to the Company’s stock being traded on the NYSE or Nasdaq) (a “Public Trading Event”) then, notwithstanding the foregoing, the Expiration Date shall automatically and immediately, without any further action by the parties hereto, become the date that is five (5) years after the effective date of the Company’s Public Trading Event (See also Section 5.1 (a)).

Credit Facility:	This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement, dated as of the date hereof by and among the Company, the lenders from time to time party thereto (the “Lenders”) and Trinity Capital Inc., a Maryland corporation with an office located at 1 N 1st Street, Floor 3, Phoenix AZ 85004, as a Lender and as administrative agent and collateral agent for the Lenders (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Eagle Point Trinity Senior Secured Lending Company (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the Company at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1            EXERCISE.

1.1            Vesting of the Warrants.

(a)            This Warrant shall vest and become exercisable for 4,374 Shares upon the Issue Date;

(b)            Upon the Advance of the Tranche B Loan (as defined in the Loan Agreement), this Warrant shall be exercisable for 2,187 Shares; and

(c)            Upon the Advance of the Tranche C Loan (as defined in the Loan Agreement), this Warrant shall be exercisable for 2,187 Shares.

(d)            Upon the Advance of the Tranche D Loan (as defined in the Loan Agreement), this Warrant shall be exercisable for 2,187 Shares.

1.2           Method of Exercise/Exchange. Holder may at any time and from time to time exercise this Warrant, in whole or in part, with respect to any Shares that have vested pursuant to Section 1.1, by delivering to the Company a fully executed copy of this Warrant together with a duly executed Notice of Exercise/Exchange in substantially the form attached hereto as Appendix 1 and, unless Holder is exchanging this Warrant pursuant to a cashless exchange set forth in Section 1.3, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.3           Cashless Exchange. In lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.2 above, but otherwise in accordance with the requirements of Section 1.2, Holder shall have the right to exchange this Warrant or any portion hereof for a number of Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exchanged. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =           the number of Shares to be issued to the Holder;

Y =           the number of Shares with respect to which this Warrant is being exchanged (inclusive of the Shares surrendered to the Company in satisfaction of the aggregate Warrant Price);

A =          the Fair Market Value (as determined pursuant to Section 1.4 below) of one Share; and

B =           the Warrant Price.

1.4           Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise/Exchange to the Company (the “Fair Market Value”). If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company (the “Board of Directors”) shall determine the Fair Market Value of a Share in its reasonable good faith judgment.

1.5           Delivery of Certificate and New Warrant. Promptly after Holder exercises or exchanges this Warrant in the manner set forth in Section 1.2 or 1.3 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised or exchanged and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.6           Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.7           Treatment of Warrant Upon Acquisition of Company.

(a)            Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; (iii) any sale or other transfer by the stockholders of the Company of shares (not included in (ii)) representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)            Treatment of Warrant in Cash/Public Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the cash consideration payable for one Share in such Cash/Public Acquisition would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.2 above as to all Shares, then the unexercised portion of this Warrant shall automatically be deemed to be exchanged pursuant to Section 1.3 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such exchange, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as of the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise or exchange. In the event of a Cash/Public Acquisition where the cash consideration payable for one Share would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.

(c)            Sale Right in a Primarily Cash Acquisition. Notwithstanding the foregoing, in connection with an Acquisition in which the aggregate consideration to be received by the Company’s stockholders is more than 50% cash (“Primarily Cash Acquisition”), Holder shall have the right in lieu of the foregoing to exchange this Warrant or any portion hereof for a lump-sum cash payment equal to the value of this Warrant, or portion hereof as to which this Warrant is being exchanged. Any payments made by the Company to the Holder pursuant to this Warrant shall be made without any deduction or withholding for or on account of taxes or otherwise to the extent permitted by law. Thereupon, the Company shall pay to the Holder such lump-sum cash payment equal to the product of “X” (as determined in accordance with Section 1.3 above except that, in such calculation of “X,” “A” shall be deemed to be the per share consideration payable to the Company’s stockholders in such Acquisition) multiplied by the per share consideration payable to the Company’s stockholders in such Acquisition.

(d)            Treatment of Warrant in Other Acquisitions. Upon the closing of any Acquisition other than a Cash/Public Acquisition or Primarily Cash Acquisition defined above, the Company shall cause the acquiring, surviving or successor entity to assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, and immediately adjusting the Warrant Price on a per share basis so that the aggregate Warrant exercise price for this Warrant shall remain the same as it was prior to such Acquisition, all subject to further adjustment from time to time in accordance with the provisions of this Warrant; provided, however, that if the per share consideration payable to the Company’s stockholders in such Acquisition is greater than three times the Warrant Price then in effect, then the acquiring, surviving or successor entity may elect not to assume the obligations of this Warrant and this Warrant shall terminate upon the consummation of such Acquisition, and provided further, however, that the acquiring, surviving or successor entity and the Company shall give the Holder notice in accordance with Section 3.3(d) of this Warrant and reasonable opportunity to exercise or exchange this Warrant prior to the consummation of such Acquisition, and in any event the provisions of Section 5.1(b) shall be applicable upon such expiration.

(e)            Assumption by Public Company in de-SPAC Transaction. Notwithstanding anything to the contrary in this Warrant, in connection with any transaction or series of related transactions pursuant to which the Company becomes a publicly traded company through a merger, consolidation, business combination, or other similar transaction with a special purpose acquisition company (a “de-SPAC Transaction”), the Company shall cause the surviving, acquiring, or successor entity, including but not limited to Angel Studios, Inc. as a publicly traded company (the “Public Company”), to expressly assume in writing all obligations of the Company under this Warrant, and this Warrant shall remain in full force and effect following the consummation of such de-SPAC Transaction. Following such assumption, this Warrant shall be exercisable for shares of the Public Company’s publicly traded Class A Common Stock (or such other class of common stock as is then listed for trading on a national securities exchange) (the “Class A Common Stock”), on the same terms and conditions as set forth herein, subject to adjustment in accordance with the terms of this Warrant. The number of shares of Class A Common Stock the Holder shall be entitled to purchase, in lieu of shares of Class C Common Stock, upon exercise of this Warrant shall equal the number of shares of Class A Common Stock that the Holder would have received if this Warrant had been exercised immediately prior to the consummation of the de-SPAC Transaction, and the Warrant Price shall be adjusted on a per share basis so that the aggregate Warrant exercise price for this Warrant shall remain the same as it was prior to such de-SPAC Transaction, all subject to further adjustment as provided in this Warrant. The Company shall deliver to the Holder evidence of such assumption by the Public Company promptly following the closing of the de-SPAC Transaction. This Section 1.7(e) (rather than another paragraph of Section 1.7) shall apply in the event of the consummation of the transactions contemplated by the Registration on Form S-4 filed by Southport Acquisition Company, Registration No. 333-283151 (the “S-4”).

(f)             As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market; and (iii) Holder would be able to publicly re-sell, within six months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.

1.8           Treatment of Shares.

(a)            Registration of Shares. The Company covenants and agrees that in connection with the consummation of any de-SPAC Transaction, the Company shall include, or cause to be included, all shares of Class A Common Stock issuable upon exercise of this Warrant (the “Warrant Shares”) in the next registration statement filed by the Company or its successor (including, without limitation, the Public Company) with the Securities and Exchange Commission for the resale of equity securities by selling securityholders (including, without limitation, any resale shelf registration statement on Form S-1 or Form S-3, or any similar or successor form) either in the initial filing or by amendment within 60 days after the initial filing but in any event prior to such registration statement being declared effective. The Company shall use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as reasonably practicable after filing and to keep such registration statement continuously effective until the earlier of (i) the date on which all Warrant Shares have been sold or (ii) the date on which all Warrant Shares may be sold without restriction under Rule 144 under the Securities Act, provided, however, that the Company (or the Public Company) shall have no obligation to keep such registration statement effective (A) if, upon the first anniversary of the completion of such de-SPAC Transaction, the Public Company is not eligible to convert such registration statement to a Form S-3 registration statement or (B) if, at any time after such conversion, the Public Company loses its eligibility to maintain such registration statement on Form S-3. The Company shall bear all reasonable expenses incurred in connection with the registration of the shares of Class A Common Stock.

(b)            No Lock-Up, Market-Standoff, or Transfer Restrictions. Notwithstanding anything to the contrary in this Warrant or any other agreement to which the Holder may be a party, the Company covenants and agrees that neither the Warrant nor any shares of Class A Common Stock shall be subject to any lock-up period, market-standoff provision, or other contractual transfer restriction in connection with, or following, the consummation of any de-SPAC Transaction, initial public offering, direct listing, or any future public offering or transaction, except as required by applicable federal or state securities laws or regulations. The Company further covenants that it shall not impose and shall not permit any successor or acquirer to impose, any such lock-up, market-standoff, or other transfer restriction on the Warrant or the shares of Class A Common Stock, except as required by applicable federal or state securities laws or regulations.

SECTION 2            ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1            Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by stock split, reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased, provided the aggregate purchase price shall remain the same. If the outstanding shares of the Class are combined or consolidated, by reverse stock split, reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased, provided the aggregate purchase price shall remain the same. Any adjustment under this Section 2.1 shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

2.2            Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, the term “Common Stock” as used herein shall mean such securities and this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, provided the aggregate purchase price shall remain the same and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

2.3            No Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (a) the Fair Market Value (as determined in accordance with Section 1.4 above) of a full Share, less (b) the then-effective Warrant Price.

2.4            Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3            REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1            Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)            The initial Warrant Price referenced on the first page of this Warrant is not greater than the value per share of the Company’s common stock stated in the Company’s most recent 409A valuation report. The Company makes no representation to the Holder that such stated value is the fair market value of the Class C Common Stock of the Company as of the Issue Date.

(b)            This Warrant is, and all Shares which may be issued upon the exercise of this Warrant, all securities, if any, issuable upon conversion of the Shares and any warrants issued in substitution for or replacement of this Warrant shall, upon issuance in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and non-assessable, and free of any taxes, liens, charges and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c)            The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

(d)            The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in (A) a material adverse effect on the validity or enforceability of this Warrant, (B) a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company, or (C) a material adverse effect on the Company’s ability to perform in any material respect its obligations under this Warrant (any of (A), (B) or (C)) (a “Material Adverse Effect”).

(e)            The Company has all requisite corporate power and authority, and has taken all requisite corporate action, to execute and deliver this Warrant, sell and issue the Shares and carry out and perform all of its obligations under this Warrant, and without limiting the foregoing, the Company hereby agrees that the Company shall all times have authorized and reserved the number of Shares needed to provide for the exercise of the rights then represented by this Warrant. This Warrant constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.

(f)            No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Warrant except for the filing of a Form D with the Securities and Exchange Commission under the Securities Act and compliance with the securities and blue sky laws in the states and other jurisdictions in which shares of common stock of the Company are offered and/or sold, which compliance will be effected in accordance with such laws.

(g)            Neither the execution, delivery or performance of this Warrant by the Company nor the consummation of any of the transactions contemplated thereby (including, without limitation, the issuance and sale by the Company of the Shares) will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the charter or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except in the case of clauses (ii) and (iii) above, for any conflict, breach or violation of, or imposition that would not, individually or in the aggregate, have a Material Adverse Effect.

(h)            Neither the Company nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of this Warrant.

(i)            Neither the Company nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act or require registration of this Warrant under the Securities Act or cause this Warrant to be integrated with prior offerings by the Company for purposes of the Securities Act.

3.2            Reporting.

(a)            If the Company ceases to be a reporting company under the Exchange Act , then, so long as this Warrant has not been terminated or fully exercised, and after the financial obligations under the Loan Agreement have been fully repaid, the Company shall deliver to the Holder:

1.	promptly after the sending, copies of any communications that the Company has made available to stockholders of the Company.

2.	within thirty (30) days of the end of each of the Company’s fiscal quarters, a copy of the Company’s detailed capitalization table, as of the last day of the fiscal quarter then ended;

3.	as soon as available, but no later than thirty (30) days after the end of each calendar month, the Company’s unaudited financial statements pertaining to the results of operations for the quarter then ended and certified true and correct by the Company’s chief financial officer, consisting of a consolidated and consolidating balance sheet, income statement, and cash flow statement, prepared in accordance with GAAP;

4.	within thirty (30) days of its completion, or upon request of Holder, a copy of the Company’s most recent 409A valuation report;

5.	within one hundred eighty (180) days following the end of each fiscal year, a copy of the Company’s annual, audited financial statements consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and presenting fairly the Company’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified as true and correct by the Company’s chief financial officer, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Holder in its reasonable discretion. Notwithstanding the foregoing, if the Board of Directors determines in its reasonable discretion not to require an audit or review with respect to any fiscal year, then the Company shall instead deliver, and Holder shall accept, company-prepared annual consolidated financial statements no later than sixty (60) days after the last day of such fiscal year; and

6.	as soon as available, but no later than thirty (30) days after completion, copies of any amendments or restatements of the Company’s certificate of incorporation or bylaws.

(b)            If the Company ceases to be a reporting company under the Exchange Act, Holder agrees to treat and hold all information provided by the Company under Section 3.2(a) in confidence in accordance with the provisions of Section 8.20 of the Loan Agreement (regardless of whether the Loan Agreement is then in effect).

3.3            Notice of Certain Events. Prior to the expiration of this Warrant, if the Company proposes at any time to:

(a)            declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)            offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c)            effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class (other than as described in the S-4);

(d)           effect an Acquisition (other than as described in the S-4) or to liquidate, dissolve or wind up; or

(e)           effect an IPO; provided that in the event that the transactions described in the S-4 are completed, this provision (e) shall be deemed deleted from this Warrant;

then, in connection with each such event, the Company shall give Holder:

(1)            at least seven Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(2)            in the case of the matters referred to in (c) and (d) above at least seven Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and

(3)            with respect to the IPO, at least seven Business Days prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 4            REPRESENTATIONS AND WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1            Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2            Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3            Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies similar to the Company and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4            Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5           The Securities Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

4.6            No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights, rights to dividends, subscription rights or otherwise with respect to the Company until the exercise of this Warrant.

SECTION 5             MISCELLANEOUS.

5.1            (a)          Term and Automatic Conversion Upon Expiration. Subject to the provisions of Section 1.7 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 P.M. Pacific time, on the Expiration Date and shall be void thereafter.

(b)           Automatic Cashless Exchange upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.4 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exchanged pursuant to Section 1.3 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) or other electronic evidence of ownership issued upon such exchange to Holder.

5.2            Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO EAGLE POINT TRINITY SENIOR SECURED LENDING COMPANY DATED SEPTEMBER 8, 2025, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3            Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Securities Act.

5.4            Further Assurances. The Company (i) will not increase the par value of any Shares above the Warrant Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Shares upon the exercise of this Warrant.

5.5            Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee; provided, however, that no written notice is required in connection with a transfer to any affiliate of Holder.

5.6            Binding on Successors. This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

5.7            Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of the Shares, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of the Shares in a name other than that of the Holder.

5.8           Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.8 All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Trinity Capital Inc.
Attn: Sarah Stanton
1 N 1st Street

Floor 3

Phoenix, AZ 85004
Telephone: (480) 374-5350
Facsimile: (480) 247-5099
Email address: legal@trincapinvestment.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Angel Studios, Inc.
295 West Center Street

Provo, UT 84601
Attention: Patrick Reilly

Telephone: (801) 836-5544

Email: patrick@angel.com

5.9           Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.10         Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.11         Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.12         Entirety; Amendments. This Warrant and the appendices, schedules and attachments referred to herein constitute the entire agreement between Holder and Company as to the subject matter contemplated herein and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Warrant. No other agreements will be effective to assign, change, modify, waive or terminate this Warrant in whole or in part unless such agreement is in writing and duly executed by each of the parties hereto and Holder has provided prior written consent.

5.13         Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any other than the laws of the State of Delaware.

5.14         Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

5.15         Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.16         Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York or California are closed.

5.17         Survival. All covenants, agreements, representations, and warranties made in this Warrant shall survive the exercise or expiration of this Warrant to the extent necessary to give effect to their intended purpose.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

ANGEL STUDIOS,INC., a Delaware corporation

By:
Name:	Scott Klossner
Its:	Chief Financial Officer

“HOLDER”

EAGLE POINT TRINITY SENIOR SECURED LENDING COMPANY,
By: Trinity Capital Adviser LLC, its Manager

By:
Name:	Sarah Stanton
Its:	General Counsel and Chief Compliance Officer

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE/EXCHANGE

1.           The undersigned Holder hereby exercises its right purchase/exchange [circle one] ___________ shares of the Common Stock of Angel Studios, Inc. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

☐	check in the amount of $________ payable to order of the Company enclosed herewith

☐	Wire transfer of immediately available funds to the Company’s account

☐	Cashless Exchange pursuant to Section 1.3 of the Warrant

☐	Other [Describe] __________________________________________

2.           Please issue a certificate or certificates representing the Shares in the name specified below:

___________________________________________

Holder’s Name

___________________________________________

___________________________________________

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in SECTION 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

Appendix 1

SCHEDULE 1

Company Capitalization Table

Schedule 1